Exhibit 10.8.1

AMENDMENT TO LEASE

This Amendment to Lease made the 5th day of January, 2011 between 3850 WILKE L.L.C., an Illinois limited liability company (“Landlord”), and PAYLOCITY CORPORATION, an Illinois corporation (“Tenant”).

Recitals:

WHEREAS, Tenant and 3850 Wilke L.L.C. entered into that certain Lease dated January 12, 2007 (the “Lease”), under which 3850 Wilke L.L.C. leased to Tenant that certain premises on the first and second floor of 3850 N. Wilke Road, Arlington Heights, Illinois (the “Building”), consisting of forty-five thousand four hundred twenty-seven (45,427) rentable square feet (the “Premises”); and

WHEREAS, Tenant desires to lease additional space on the fourth (4th) floor of the Building in phases as provided for herein consisting of a total of twenty-five thousand seventy-four (25,074) rentable square feet (“RSF”) (“Expansion Premises”); and

WHEREAS, Tenant and Landlord desire to set the Lease Term of the Expansion Premises and extend the Lease Term of the Premises until April 30, 2019; and

WHEREAS, the parties desire to be bound by the terms and conditions hereinafter contained and the modification and amendment of the terms of the Lease.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and conditions hereinafter contained, the parties hereto agree as follows:

1.                                      Preamble.  The recitations herein above set forth in the Preamble are hereby adopted by this reference and incorporated herein, the same as though set forth in full context.

2.                                      Definitions.  The terms as used herein shall have the same meaning as in the Lease.

3.                                      Expansion Premises.  Landlord agrees to lease to Tenant, and Tenant agrees to lease from Landlord, an additional twenty-five thousand seventy-four (25,074) rentable square feet of space on the fourth (4th) floor of 3850 Wilke Road, Arlington Heights, Illinois, in Phases as set forth in the following schedule:

	Expansion Premises	Occupancy Date
Phase I	6,889 RSF	3/1/11
Phase II	8,000 RSF	3/1/12
Phase III	10,185 RSF	3/1/13

Tenant may elect to lease Phase II and Phase III earlier than the occupancy dates set forth above upon notice to Landlord, not later than ninety (90) days prior to the scheduled occupancy date, to permit sufficient time for Landlord to complete Landlord Improvements to space.

4.                                      Term.  The Term for the Premises is hereby extended until April 30, 2019.  The Lease of the Expansion Premises shall commence as of the date Landlord delivers to Tenant occupancy of each respective Phase of the Expansion Premises and shall terminate on April 30, 2019.  At all times, the Termination Date of the Premises and Expansion Premises shall be coterminus.

5.                                      Rent:

A.                                    Tenant shall continue paying the same Base Rent as provided for under Section 2 of the Lease, until June 30, 2011.  Thereafter, Tenant shall pay Base Rent for the Premises in accordance with the following:

	Annual Base Rent	Monthly Base Rent
7/1/11 - 6/30/12	$837,219.60	$69,768.30
7/1/12 - 6/30/13	$859,933.11	$71,661.09
7/1/13 - 6/30/14	$882,646.60	$73,553.88
7/1/14 - 6/30/15	$905,360.11	$75,446.67
7/1/15 - 6/30/16	$928,073.61	$77,339.47
7/1/16 - 6/30/17	$950,787.22	$79,323.26
7/1/17 - 6/30/18	$973,500.61	$81,125.05
7/1/18 - 4/30/19	$996,214.11	$83,017.84

Anything to the contrary notwithstanding, Tenant shall not be required to pay Net Rent, as such term is defined, during the months of July 1, 2016 through and October 31, 2016 inclusive (“Rent Abatement Period”). For purposes herein “Net Rent” is Base Rent less any Taxes and Operating Expenses that are a component of Base Rent. During the Rent Abatement Period, Tenant shall pay Taxes and Operating Expenses without consideration of any Stops.

B.            Phase I: Tenant shall pay Base Rent for Phase I Expansion Premises in accordance with the following:

	Annual Base Rent	Monthly Base Rent
3/1/11 - 2/29/12	$126,964.27	$10,580.35
3/1/12 - 2/28/13	$130,408.77	$10,867.40
3/1/13 - 2/28/14	$133,853.27	$11,154.44
3/1/14 - 2/28/15	$137,297.77	$11,441.46
3/1/15 - 2/28/16	$140,742.27	$11,728.52
3/1/16 - 2/28/17	$144,186.77	$12,015.56
3/1/17 - 2/28/18	$147,631.27	$12,302.60
3/1/18 - 4/30/19	$151,076.77	$12,589.65

Anything to the contrary notwithstanding, Tenant shall not be required to pay Base Rent or Additional Rent for the months of March 1, 2011 through December 31, 2011 (ten months) inclusive.

C.                                    Phase II.  Tenant shall pay Base Rent for Phase II Expansion Premises in accordance with the following:

	Annual Base Rent	Monthly Base Rent
3/1/12 - 2/28/13	$151,440.00	$12,620.00
3/1/13 - 2/28/14	$155,440.00	$12,953.33
3/1/14 - 2/28/15	$159,440.00	$13,286.67
3/1/15 - 2/28/16	$163,440.00	$13,620.00
3/1/16 - 2/28/17	$167,440.00	$13,953.33
3/1/17 - 2/28/18	$171,440.00	$14,286.67
3/1/18 - 4/30/19	$175,440.00	$14,620.00

Anything to the contrary notwithstanding, Tenant shall not be required to pay Base Rent or Additional Rent for the first nine (9) months of the Term for Phase II Expansion Premises.

D.                                    Phase III.  Tenant shall pay Base Rent for Phase III Expansion Premises in accordance with the following:

	Annual Base Rent	Monthly Base Rent
3/1/13 - 2/28/14	$197,894.55	$16,491.21
3/1/14 - 2/28/15	$202,987.05	$16,915.59
3/1/15 - 2/28/16	$208,079.55	$17,339.96
3/1/16 - 2/28/17	$213,172.05	$17,764.34
3/1/17 - 2/28/18	$218,264.55	$18,188.71
3/1/18 - 4/30/19	$223,357.05	$18,613.09

Anything to the contrary notwithstanding, Tenant shall not be required to pay Base Rent or Additional Rent for the first eight (8) months of the Term for Phase III Expansion Premises.

E.                                     In the event that Tenant elects to take occupancy of Phase II or Phase III earlier than provided for herein or elects to vary the amount of square footage it is leasing with respect to Phase II, then in such case the Base Rent shall be adjusted accordingly, calculated on the same per RSF basis as used herein.

6.                                      Additional Rent.

A.                                    Tenant shall continue paying Additional Rent for the Premises in accordance with Section 3 of the Lease until December 31, 2016.  During the balance of the Term, Section 3(ii) of the Lease is hereby modified by deleting such subsection in its entirety and substituting the following.

“(ii) Commencing January 1, 2017, anything to the contrary notwithstanding, Tenant shall only be required to pay Tenant’s Pro Rata Share of Taxes to the extent such Taxes are in excess of the Taxes paid by Landlord in 2017 (“New Tax Stop”).”

Further, Section 3B(iii) is hereby modified by deleting such subsection in its entirety and substituting the following:

“(iii) Commencing January 1, 2017, anything to the contrary notwithstanding, Tenant shall only be required to pay Tenant’s Pro Rata Share of Operating Costs to the extent such Operating Costs are in excess of the Operating Costs paid by Landlord in 2017 (“New Operating Costs Stop”).”

B.                                    Tenant shall pay Additional Rent for the respective Phase of the Expansion Premises it is leasing in accordance with the terms of Section 3 of the Lease.  Tenant’s Pro Rata Share for each Phase shall be determined as the percentage of RSF occupied by Tenant in each Phase of the Expansion Premises compared with the RSF of the Building.

Anything to the contrary notwithstanding, Tenant shall not be required to pay Tenant’s Pro Rata Share of Taxes or Operating Expenses for each respective Phase of Expansion Space until such Taxes and Operating Expenses exceed the Taxes and Operating Expenses paid by Landlord during the calendar years listed below.  Landlord shall be required to pay all Taxes and Operating Expenses to the extent such Taxes and Operating Expenses do not exceed the respective Phase I, Phase II or Phase III Tax or Operating Expenses Stop.

Phase I	2012	Base Year for Tax and Operating Stop
Phase II	2013	Base Year for Tax and Operating Stop
Phase III	2014	Base Year for Tax and Operating Stop

7.                                      Landlord Improvement/Tenant Improvement Allowance.  Landlord shall improve each Phase of the Expansion Premises at its cost and expense, subject to an allowable Tenant Improvement Allowance in an amount not to exceed $275,560 ($40 per RSF) for Phase I and an additional amount equal to $41.60 per RSF to construct the Improvement to Phase II Expansion Premises and an additional amount equal to $43.21 to construct the Improvement to Phase III Expansion Premises, pursuant to plans that are agreed upon between Landlord and Tenant, prior to Landlord commencing such improvements.  The total Tenant Improvement Allowance to construct the Expansion Space shall not exceed $1,048,453.80.  In the case of Phase I, Landlord will improve the Phase I Expansion Premises in accordance with the preliminary space plan prepared by Featherstone Consulting, Inc., dated June 30, 2010 and identified as Job 0443-AD, Concept 2 and the Workletter of the same date, each attached hereto as Group Exhibit A.  Landlord will pay for one (1) initial preliminary space plan and one (1) revision to such plan for each Phase of Expansion Space.

It is understood that the costs to construct the Improvements may exceed Tenant Improvement Allowance (“Cost Differential”).  The ratio that the Cost Differential bears to the estimate of the entire costs to construct the Improvements (“Estimate of Costs”), being the Cost Differential divided by the Estimate of Costs shall be deemed the “Tenant’s Proportionate Share”.  The ratio that the Tenant Improvement Allowance bears to the Estimate of Costs being the Tenant Improvement Allowance divided by the Estimate of Costs, shall be “Landlord’s Proportionate Share”.  In connection with each draw by the general contractor, Landlord shall fully fund an amount equal to Landlord’s Proportionate Share multiplied by the aggregate amount of each such draw.  In connection with each such draw request, Tenant shall fully pay an amount equal to Tenant’s Proportionate Share multiplied by the amount of each such draw request during Landlord’s completion of improvements.

If after full disbursement of the Tenant Improvement Allowance there exists any shortage in the amount of the cost of Tenant Improvements based on the actual costs of the construction of the Improvements, Tenant shall be responsible for paying such costs.  In the event that the actual costs are less than the Estimate of Costs, Landlord, nevertheless, shall be required to fund, and shall fund, the entire amount of the Tenant Improvement Allowance.

To the extent Tenant fails to use all of the Tenant Improvement Allowance for the purposes intended, any unused funds may be applied to Rent next due.

8.                                      Tenant Improvement Allowance for Premises.  During the period between March 1, 2016 to August 31, 2016, Landlord agrees to pay Tenant a construction allowance not to exceed Two Hundred Seventy-Two Thousand Five Hundred Sixty-Two and 00/100 Dollars ($272,562.00) of Tenant’s documented cost to improve the Premises as described in the Lease (“Tenant Improvement Allowance”).  Said amount will be paid to Tenant within thirty (30) days after Tenant furnishes Landlord with a copy of the receipted bills for such work, releases or waivers of liens from all parties doing work in the Premises and an affidavit from Tenant stating that all bills have been paid and that there are no outstanding obligations owed with respect to the work done in the Premises.  To the extent that Tenant does not use the full Tenant Improvement Allowance to improve the Premises, any unused amount shall be credited to Rent next due.

9.                                      Right of First Refusal.  Pursuant to Section 42 of the Lease, Tenant shall continue to have a continuing right to negotiate for any additional space within the Building that is or becomes available for lease.

10.                               Utilities.  Tenant shall pay for all electric and gas used in connection with each Phase of Expansion Premises directly to the utility company, providing service through separate meters is provided by Landlord.

11.                               Option to Extend.  Provided that this Lease is then in full force and effect and provided further that Tenant is not then in default under this Lease, Landlord hereby grants to Tenant an option to extend the term of this Lease for the Premises and Expansion Premises on the same terms, conditions and provisions as contained in the Lease, except as otherwise provided herein, for an additional five (5) year period which shall commence upon the day next following the termination date of the Lease term and shall end on the day preceding the fifth (5th) anniversary of the Lease term’s expiration date (the “Option Period”).

A.                                    Tenant’s option to extend shall be exercisable by written notice of Tenant’s election to extend the Lease Term from Tenant to Landlord received no later than two hundred seventy (270) days prior to the expiration of the Term.  If not so exercised, Tenant’s option under this section shall thereupon expire.

B.                                    The Base Rent payable during the Option Period with respect to the Leased Premises shall be equal to ninety-five percent (95%) of the Market Rental Rate (as hereinafter defined in this Section G hereof (for the five (5) year lease term commencing on or about the date of commencement of the Option Period).

C.                                    Tenant may only exercise its extension option granted hereunder so long as the entire Leased Premises is then occupied by the original Tenant hereunder and Tenant has not assigned this Lease or sublet the Leased Premises.

D.                                    Landlord shall within sixty (60) days of receiving notice of Tenant’s election to extend and in response to Tenant’s written request, advise Tenant in writing of Landlord’s determination of the Market Rental Rate for term commencing on or about the date of the commencement of the Option Period.

E.                                     Tenant shall advise Landlord within fifteen (15) days of notice of Market Rental Rate of its intention to accept such rental rate.

F.                                      Within ten (10) days after Tenant’s acceptance of Landlord’s determination of the Market Rental Rates as set forth in Section D and E hereof, Landlord and Tenant shall enter into a written supplement to this Lease confirming the revisions to the rental provisions contained in this Lease as may be necessary to confirm the change in the Base Rent.  In the event a written supplement is not executed within said ten (10) day period by Tenant, Tenant’s right to exercise its option to extend shall thereupon expire.

G.                                    For purposes of this section, the “Market Rental Rate” shall mean the then prevailing annual rental rate per square foot of rentable area, as determined in good faith by Landlord, for improved space comparable to the Premises in area and location.  The components of the Market Rental Rate may include, among the other then prevailing components of rent:  a fixed annual rent (such as Base Rent), periodic adjustments or additions to a fixed annual rent based on a share of the Building real estate taxes and other expenses (such as Additional Rent) in excess of a certain amount of increases based on an inflation index (such as a CPI Adjustment), and any concessions for Rent abatement and build-out allowances available to new tenants who may lease space within the Building.

H.                                   In the event Landlord and Tenant do not reach agreement concerning the Market Rate, then Landlord and Tenant shall each designate an independent, licensed real estate broker, within seven (7) days from the expiration of the thirty (30) day period after Landlord has notified Tenant of its Market Rate determination, who shall have not less than five (5) years’ experience as a real estate broker specializing in commercial leasing and who shall be familiar with the commercial real estate market in which the Premises is located.  Said brokers shall each determine the Market Rate within fifteen (15) days.  If the lower of the two determinations is not less than ninety-five percent (95%) of the higher of the two determinations, then the Market Rate shall be the average of the two determinations.  If the lower of the two determinations is less than ninety-five percent (95%) of the higher of the two determinations, then the two brokers shall render separate written reports of their determinations and within fifteen (15) days thereafter the two brokers shall appoint a third broker with like qualifications.  Such third broker shall be furnished the written reports of the first two brokers.  Within fifteen (15) days after the appointment of the third (3rd) broker, the third broker shall appraise the Market Rate.  The Market Rate, for purposes of this section, shall equal the average of the two closest determinations; provided, however, that (i) if any one determination is agreed upon by any two of the brokers, then the Market Rate shall be such determination, and (ii) if any one determination is equidistant from the other two determinations, then the Market Rate shall be such middle determination.  Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the third broker.

12.                               Right of First Refusal.  Section 42 of the Lease grants Tenant the option to negotiate for additional space with the Building.  During the balance of the Term of the Premises and during the Term of the Expansion Premises, the provisions of Section 42 of the Lease shall continue to be in full force and effect.

13.                               Terms of Lease Binding.  All terms and provisions of the Lease are incorporated herein as if set forth in full content.

14.                               Complete Understanding.  This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof; this Amendment supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter herein contained.  No change or modification to the Lease or any addenda and/or amendment thereto shall be valid unless the same is in writing and signed by all of the parties hereto.  No waiver of any provision of the Lease or any Amendment shall be valid unless in writing and signing by the person or party to be charged.

IN WITNESS WHEREOF, the parties have executed this Amendment to Lease as of the day and date first above written.

LANDLORD:

3850 WILKE L.L.C.,
an Illinois limited liability company

By:		First American Properties L.L.C.,
managing agent

By:		/s/C. Mark Jordan
C. Mark Jordan
Authorized Representative

TENANT:

PAYLOCITY CORPORATION,
an Illinois corporation

By:		/s/Steve Beauchamp
	Its	CEO
Steve Beauchamp